Exhibit  3.1

              Certificate of Amendment to Articles of Incorporation
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                         for Nevada Profit Corporations
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           (Pursuant to NRS 78.385 and 78.390-After Issuance of Stock)
                              -Remit in Duplicate-

1.   Name of corporation: NATIONAL BEAUTY CORPORATION

2. The articles have been amended as follows (provide article numbers, if available):

     NAME CHANGE TO: HAIRMAX INTERNATIONAL

50-1 REVERSE STOCK SPLIT, WITH NO FRACTIONARY SHARES

THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK OF THE CORPORATION, AFTER THE CHANGE IS ADOPTED IS 100,000,000.

THE EFFECTIVE DATE IS AUGUST 1, 2003

APPROVAL OF A MAJORITY OF THE STOCKHOLDERS ISSUED SHARES HAVE BEEN OBTAINED.

PAR VALUE .001

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 55%.

4.   Officer Signature (Required)

/s/Edward Roth                 /s/Alisha Roth
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* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.